Putnam Research Fund, July 31, 2010, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	1,494
Class B	    4
Class C	   26

72DD2 (000s omitted)

Class M	   18
Class R	    1
Class Y	   39

73A1

Class A	0.0999
Class B	0.0019
Class C	0.0268

73A2

Class M	0.0490
Class R	0.0786
Class Y	0.1258

73C

Class A   .0081
Class B   .0001
Class C   .0022

Class M   .0040
Class R   .0064
Class Y   .0102

74U1	(000s omitted)

Class A   14,082
Class B    1,509
Class C      871

74U2	(000s omitted)

Class M   315
Class R     8
Class Y   289

74V1

Class A   13.08
Class B   12.28
Class C   12.33

74V2

Class M   12.59
Class R   13.02
Class Y   13.16